EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals and Janssen Pharmaceutica, a Johnson & Johnson Company, Form Collaboration to Develop and Commercialize VX-950 for Treatment of Hepatitis C

—Vertex Retains all North American Rights—
—Janssen Obtains Exclusive Rights in Europe and Other Regions—
—Vertex to Receive $165 Million Upfront; Tiered Royalty Averaging mid-20 Percent Range
Based on Successful Commercialization—

New Brunswick, NJ and Cambridge, MA June 30, 2006 —Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) and Janssen Pharmaceutica, N.V., a Johnson & Johnson (NYSE: JNJ) company, announced today that they will collaborate to develop and commercialize Vertex’s investigational hepatitis C virus (HCV) protease inhibitor, VX-950. Under the agreement, Janssen will have exclusive rights in Europe, South America, the Middle East, Africa and Australia, and Vertex will retain exclusive commercial rights to VX-950 in North America. Tibotec Pharmaceuticals, Ltd., another Johnson & Johnson company, will lead the development and commercialization of VX-950 for Janssen.

“Janssen and Tibotec are committed to developing and commercializing innovative and transformational products for viral diseases, and will contribute important capabilities and resources that will strengthen our global clinical, regulatory, manufacturing and commercial execution for the VX-950 program,” said Joshua Boger, Ph.D, President and Chief Executive Officer of Vertex. “Our vision for transforming hepatitis C therapy is closely aligned with that of Janssen and Tibotec, and we look forward to working with them to ensure VX-950’s rapid advancement in Europe and other territories.”

“Vertex shares with us the vision that VX-950 could represent a significant step forward in treating the growing number of patients with hepatitis C in the coming years,” said

Vertex Pharmaceuticals Incorporated
Vertex and Janssen Pharmaceutica Collaborate to Develop and Commercialize VX-950
June 30, 2006

Joseph Scodari, Worldwide Chairman, Pharmaceuticals Group of Johnson & Johnson. “This agreement further reinforces our established strong commitment to finding innovative treatments for global viral diseases.”

Terms of the Agreement

Under the terms of the agreement, Janssen receives exclusive rights to commercialize VX-950 in Europe, South America, the Middle East, Africa and Australia. Vertex will receive an upfront payment of $165 million upon signing the contract. In addition, Vertex could receive up to $380 million based on successful development and launch of VX-950 in the territories. The agreement also includes a royalty on product sales in Europe and other territories outside of North America and the Far East. Vertex will continue to lead the global development plan for VX-950.

Vertex and Tibotec also announced today that the companies will establish a global health initiative to increase the prevention, diagnosis, treatment and cure of HCV infection to be principally directed toward developing countries.

Key Financial Terms:

•                    Upfront and milestones: Vertex expects to receive a total of $545 million in payments, including an upfront payment of $165 million upon signing the contract, and a further $380 million in additional contingent milestone payments based on the successful development and approval of VX-950, and launch in the regions where Janssen Pharmaceutica has commercial rights.

•                  Royalties: a tiered royalty averaging a mid-20 percent range of net sales in Janssen’s regions and contingent upon successful commercialization.  In addition, Janssen will be responsible for certain third party royalties in its regions.

•                  Drug development costs: reimbursement of 50 percent of drug development costs incurred by Vertex.

•                    Commercial supply responsibilities:  Vertex and Janssen will be responsible for drug supply in their respective territories.

Vertex Pharmaceuticals Incorporated
Vertex and Janssen Pharmaceutica Collaborate to Develop and Commercialize VX-950
June 30, 2006

Mitsubishi Pharma holds development and commercial rights to VX-950 in Japan and certain Far East countries, and is expected to commence clinical development in its territories in the second half of 2006.

About VX-950

VX-950 is an investigational oral inhibitor of hepatitis C virus protease, an enzyme essential for viral replication, and is one of the most advanced investigational agents that specifically targets HCV. In clinical studies to date, researchers have observed rapid and dramatic antiviral activity with VX-950. In clinical studies of VX-950 to date, no patients have discontinued treatment and no serious adverse events have been reported.

In May 2006, Vertex announced the details of a global Phase 2 program for VX-950 consisting of three large clinical studies that are expected to enroll approximately 1000 patients with HCV at clinical centers in the United States and Europe. Vertex initiated the U.S.-based PROVE 1 study in May.  The PROVE 2 study is being initiated in Europe.

About Hepatitis C

Hepatitis C is a liver disease caused by the infection by hepatitis C virus (HCV), which is found in the blood of people with the disease. HCV, a serious public health concern affecting 170 million people worldwide, is spread through direct contact with the blood of an infected person. Though many people with hepatitis C may not experience symptoms, others may have symptoms such as jaundice, abdominal pain, fatigue and fever. Hepatitis C significantly increases a person’s risk of developing chronic liver disease, cirrhosis, liver cancer and death. The burden of liver disease associated with HCV infection is increasing, and current therapies only provide sustained benefit in about 50% of patients with genotype 1 HCV, the most common strain of the virus. Specifically targeted antiviral therapies for HCV in clinical development may have the potential to increase the proportion of patients in who the virus can be eradicated.

Vertex Pharmaceuticals Incorporated
Vertex and Janssen Pharmaceutica Collaborate to Develop and Commercialize VX-950
June 30, 2006

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer. Vertex co-promotes the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

About Johnson & Johnson

Johnson & Johnson is the world’s most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 230 Johnson & Johnson operating companies employ approximately 116,000 men and women in 57 countries and sell products throughout the world.

About Janssen Pharmaceutica

Within the Johnson & Johnson group, Janssen Pharmaceutica is a worldwide Center of Excellence for integrated R&D, production and general services. In Belgium, the company has sites in Beerse, Geel and Olen, which together account for a workforce of 4,350 persons. With more than 80 drugs to its credit, the company is one of the most innovative in the world and its products are used worldwide in human and animal medicine, and plant and material protection.

About Tibotec

Tibotec Pharmaceuticals Ltd., based in Cork, Ireland, is a pharmaceutical research and development company. The Company’s main research and development facilities are in Mechelen, Belgium with offices in Yardley, PA. Tibotec is dedicated to the discovery and development of innovative HIV/AIDS drugs and anti-infectives for diseases of high unmet medical need.

Vertex Pharmaceuticals Incorporated
Vertex and Janssen Pharmaceutica Collaborate to Develop and Commercialize VX-950
June 30, 2006

Conference Call and Webcast

Vertex Pharmaceuticals will host a conference call today, June 30, 2006 at 9:00 a.m. EDT to review the collaboration with Janssen on VX-950. This call will be broadcast via the Internet at www.vrtx.com in the investor center. Alternatively, to listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2224 (International). Alternatively, Vertex is providing a podcast MP3 file available for download on the Vertex website, www.vrtx.com.

The call will be available for replay via telephone commencing June 30, 2006 at 12:00 p.m. EDT running through 5:00 p.m. EDT on July 7, 2006. The replay phone number for the US and Canada is (800) 642-1687. The international replay number is (706) 645-9291 and the conference ID number is 2582280. Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. EDT on July 14, 2006.

Safe Harbor Statement

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, include the statement that VX-950 could represent a significant step forward in treating the growing number of patients with hepatitis C in the coming years; that Tibotec and Janssen will contribute important capabilities and resources that will strengthen Vertex’s global clinical, regulatory and commercial execution for the VX-950 program; and that upon successful development, approval and launch of VX-950 in the regions where Janssen has commercial rights, Vertex could receive up to $380 million based on successful development and launch of VX-950 in the territories, and could receive tiered royalties in the mid-20 percent range. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Vertex’s and Johnson & Johnson ‘s expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. These risks and uncertainties also include the risks that clinical trials for VX-950 may not proceed as planned due to technical, scientific, or patient enrollment issues, or disagreements with regulatory authorities over trial design or other matters; that the scale and scope of future clinical and nonclinical studies may change and will be determined in significant part by data collected in ongoing and future trials; that further clinical studies of VX-950 may not reflect the results obtained in early clinical and nonclinical studies; that ongoing nonclinical studies, including toxicology studies, will yield currently unanticipated negative outcomes that could adversely affect planned clinical trials; that results from the Vertex’s clinical trials commenced during 2006 will be insufficient to support a Phase III program without additional trials and consequent delay in the timetable for potential approval; and that any potential product may not achieve sales in Janssen’s territory sufficient to earn the royalties referenced

Vertex Pharmaceuticals Incorporated
Vertex and Janssen Pharmaceutica Collaborate to Develop and Commercialize VX-950
June 30, 2006

above. A further list and description of these risks, uncertainties and other factors can be found in the section entitled “Risk Factors” in Vertex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 1, 2006. Copies of these Form 10-K filings, as well as subsequent filings, are available online at www.sec.gov or on request from the Vertex or Johnson & Johnson. Neither Vertex nor Johnson & Johnson assumes any obligation to update any forward-looking statements as a result of new information or future events or developments.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

Vertex Contacts:

Lynne Brum, Vice President, Strategic Communications, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755

Zachry Barber, Senior Media Relations Specialist, (617) 444-6470

Johnson & Johnson Contacts:
PR
Ben Plumley	011 32 473554670
Doug Arbesfeld	908-218-7592
Siegfried Marynissen	011 32 14605409
Daniel De Schryver	011 3227492770

IR
Stan Panasewicz	732-524-2524
Louise Mehrotra	732 524-6491